Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 26, 2024

Relating to Preliminary Prospectus Supplement dated September 26, 2024

and

Prospectus dated September 11, 2024

Registration No. 333-281845

Follow-On Offering Investor Presentation September 2024 Iowa City, Iowa Minneapolis, Minnesota Denver, Colorado Dubuque, Iowa

2 Notice to and Undertaking by Recipients In this presentation, “we,” “our,” “us,” “MidWestOne,” “MOFG" or the “Company” refers to MidWestOne Financial Group, Inc., and our consolidated subsidiaries, including MidWestOne Bank, unless the context indicates that we refer only to the parent company, MidWestOne Financial Group, Inc. The Company has filed a shelf registration statement on Form S-3 (Registration Statement No. 333-281845), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on August, 29, 2024, and declared effective by the SEC on September 11, 2024. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been or will be filed with the SEC for the offering to which this presentation relates. Before you invest in any securities, you should read the preliminary prospectus supplement and accompanying prospectus, including the risk factors set forth therein, the registration statement and the documents incorporated by reference therein, and the other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain the documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, the underwriter, or any dealer participating in the offering will arrange to send you the registration statement, preliminary prospectus supplement and accompanying prospectus if you request them by contacting Keefe, Bruyette & Woods, Inc., toll-free at (800)- 966-1559 or by emailing USCapitalMarkets@kbw.com. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This presentation has been prepared by us solely for informational purposes based on our own information, as well as information from public and industry sources. Neither the SEC nor any regulatory agency has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Forward Looking Statements This presentation contains, and future oral and written statements by us and our management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company's beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” the negatives of such words or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company's expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company's forward-looking information and statements proves incorrect, then the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this presentation. Therefore, you should review this presentation completely and the Company cautions you not to place undue reliance on the Company's forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and in the preliminary prospectus supplement and accompanying prospectus, in the sections entitled "Special Note Regarding Forward-Looking Statements," “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and other documents filed by the Company with the SEC from time to time. The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law. Industry Information This presentation includes statistical and other industry and market data that we obtained from government reports and other third-party sources. Our internal data, estimates, and forecasts are based on information obtained from government reports, trade, and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third-party research, surveys, and studies) is accurate and reliable, we have not independently verified such information and no representations or warranties are made by us or our affiliates as to the accuracy of any such statements or projections. In addition, estimates, forecasts, and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this presentation. These and other factors could cause our results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. Unaudited Financial Data Numbers contained in this presentation for the quarter ended June 30, 2024 and for other quarterly or interim monthly periods are unaudited. As a result, subsequent information may cause a change in certain accounting estimates and other financial information, including the Company's allowance for credit losses, fair values, and income taxes. Non-GAAP Financial Measures The Company uses financial information in its analysis of the Company's performance that is not in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company's financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. For example, the non-GAAP measures that we present may not be comparable to similar non-GAAP financial measures presented by other companies. Our presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that our future results will be unaffected by other unusual or non-recurring items. See the appendix to this presentation for a reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures. Forward Looking Statements & Non-GAAP Measures

3 MidWestOne Financial Group, Inc. NASDAQ / MOFG $100 million (100% Primary) 15% of base deal (100% Primary) General corporate purposes, which may include investments in the Bank to support a balance sheet repositioning and to support continued growth 90 days for the Company, directors, and certain executive officers Keefe, Bruyette & Woods, A Stifel Company September 26, 2024 Issuer Exchange / Ticker Base Offering Size Overallotment Use of Proceeds Lock-Up Sole Manager Expected Pricing Date Common Stock Offering Summary

4 ■ Joined MOFG as CEO in November of 2022 ■ President and CEO for Beach Bancorp, Inc. from 2018-2022 ■ President and COO of Cascade Bancorp from 2012-2017 ■ Worked at Fifth Third Bank for 22 years, serving as Executive Vice President, Commercial Banking in Chicago and Chicago Market President ■ Joined MOFG as President and COO in July of 2020 ■ Served as the Wisconsin Region CEO of Old National Bank from 2016-2019 ■ Worked at Old National Bank beginning in 2000 in Commercial Banking and then in various line of business leadership roles from 2013-2016 ■ Joined MOFG as CFO in June of 2018 ■ Served in various roles at Columbia State Bank from 2006-2018, most recently as Chief Accounting Officer and Controller ■ Served as a Business Analyst with Russell Investment Group from 2005-2006 and a Consulting Services Manager with RSM US LLP from 2000-2005 Chip Reeves – Chief Executive Officer Len Devaisher – President and Chief Operating Officer Barry Ray – Senior Executive VP and Chief Financial Officer ■ Joined MOFG as CCO in June of 2018 ■ Served in various roles at NBH Bank from 2011-2018, most recently as Chief Credit Officer ■ Served as the Senior Credit Officer for Regions Bank in Dallas, Texas from 2005- 2011 Gary Sims – Executive Vice President and Chief Credit Officer Today’s Presenters

5 Banking Offices, Employees & Financial Information as of June 30, 2024. $6.6B Total Assets $4.3B Gross Loans $5.4B Total Deposits $3.1B Wealth Management AUA $450M+ Market Capitalization (as of 9/19/24) Growing Communities for 90 Years Nasdaq: MOFG Headquarters: Iowa City, IA Founded: 1934 Banking Offices: 56 Employees: 762 Dividend Yield: 3.2% (as of 9/19/24) Diversified Operating Model Commercial Banking Retail Banking Mortgage Banking Wealth Management Diverse & Expanding Markets: Iowa, Minnesota, Wisconsin, and Colorado Colorado Offices Denver Iowa City Minneapolis Des Moines Madison Dubuque Franchise Overview Overview of MidWestOne

6 History and Growth Profile $0.7B $0.7B $0.7B $1.5B $1.5B $1.6B $1.7B $1.8B $1.8B $1.8B $3.0B $3.1B $3.2B $3.3B $4.7B $5.6B $6.0B $6.6B $6.4B $6.6B 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Q2 2024 In 2008, MidWestOne Financial Group, Inc. merged with ISB Financial Corp., with common shares listed on NASDAQ under the ticker symbol "MOFG" In 2015, MidWestOne acquired Central Bancshares, Inc., expanding the Company into the Minneapolis-St. Paul Metro and Southwest Florida In 2017, MidWestOne expanded into Denver, Colorado with team lift-out In 2019, MidWestOne acquired ATBancorp, expanding into Dubuque, Des Moines and Southwest Wisconsin In June 2022, MidWestOne acquired Iowa First Bancshares Corp. In January 2024, MidWestOne acquired Denver Bankshares, Inc. (“DNVB”) and in June 2024, MidWestOne divested Florida banking operations Total Assets ($B) Len Devaisher Joins MOFG Beginning of Commercial Bank & Wealth Maturation Chip Reeves Joins MOFG New Strategic Plan Barry Ray & Gary Sims Join MOFG

7 Exceptional Customer and Employee Engagement Strong Core Local Banking Model Sophisticated Commercial Banking and Wealth Management Specialty Business Lines Operational Effectiveness and Efficiency ✓ Top Workplace award-winning culture since 2013 ✓ Sharpened results focus with voice of customer and financial metrics driving employee reward and recognition ✓ Larger bank offerings delivered via local bank personalization ✓ Established distribution network generates reach and stability with strong retention – 79% loan-to-deposit ratio and $29k average account size ✓ Talent recruitment focus including team lift outs ✓ Segmentation model delivering high-single-digit loan growth and double-digit wealth fee income growth ✓ Talent and technology expansion of Treasury Management platform ✓ Expertise powered verticals: C&I, CRE, Government/Non-Profit, SBA and Agri-Business ✓ Targeted recruitment for vertical expansion including deposit and capital finance ✓ Benchmark-driven expense review (reduce and reallocate) ✓ Technology roadmap including expanded digital capabilities, operational efficiency through automation and sophisticated data use cases Company Focus MOFG's Five Strategic Pillars to Protect and Improve Financial Results Financial Information as of June 30, 2024.

8 What We Have Accomplished Strategic Plan Updates Geographic Realignment ✓ Sale of Florida branches (7.5% deposit premium) and Acquisition of Bank of Denver in first half of 2024 Operational Efficiency ✓ Engaged 3rd party and reduced expenses by more than $6.5 million, reinvesting $3.25 million into new strategic investments Talent Transformation ✓ Robust talent acquisition strategy installing senior leaders, product management, IT resources and revenue producers across target markets (see slide 9) Commercial Growth ✓ Annualized C&I loan growth of 7% for the second quarter of 2024 ✓ Annualized CRE loan growth of 3% for the second quarter of 2024 (excludes loans sold in Florida divestiture) Wealth ✓ Continued momentum in wealth management ✓ Year-to-date revenue growth of 16% compared to prior year (through second quarter) Why We Are Here Execute capital raise to effectuate a potential balance sheet repositioning transaction to accelerate timing of improved profitability, liquidity and quality of capital while supporting capacity for growth

Talent Transformation

MOFG's New Strategic Hires


Indicates New Key Hire Since 2022 (43)
Chip Reeves, CEO
Susan Moore, CRO
Barry Ray, CFO
Len Devaisher, President & COO
Gary Sims, CCO
Paul Ho Sing Loy, CIO
Tim Heth, CHRO
Bank Counsel
Vendor Mgmt
Director of Corporate Finance
Chase Stafford, CML
Steve Heimermann, Wealth
Dave Lindstrom, Consumer
Barb Finney, Operations
Senior Credit Officers (2)
Developers (2)
Automation Specialists (3)
Comp & Benefits
CML RMs (14)
PM & CML Operations Mgmt (2)
Wealth RMs / Private Bankers (9)
Chief Marketing Officer
Director of Digital Innovation
Payments Product Mgr

MidWestOne FINANCIAL GROUP, INC.

9

MOFG's Attractive and Growing Core Markets

Rural core deposit franchise that supports **growing metropolitan markets**

Iowa Community



22
Locations

$1.8B
Deposits

$868M
Gross Loans

$70k
Median HHI

10.4%
Proj. '24 –'29 HHI Δ

Twin Cities



15
Locations

$1.2B
Deposits

$1.3B
Gross Loans

$94k
Median HHI

7.4%
Proj. '24 –'29 HHI Δ

Iowa Metro



17
Locations

$1.9B
Deposits

$1.5B
Gross Loans

$76k
Median HHI

8.4%
Proj. '24 –'29 HHI Δ

Denver



2
Locations

$388M
Deposits

$683M
Gross Loans

$99k
Median HHI

10.4%
Proj. '24 –'29 HHI Δ

MidWestOne™ FINANCIAL GROUP, INC.

Source: S&P Capital IQ Pro. Markets are representative of the following metropolitan areas (combined as applicable):

- Iowa Community - IA: Muscatine, Fort Madison, Oskaloosa, Pella, and Burlington; WI: Platteville.
- Iowa Metro - Cedar Rapids, Des Moines/West Des Moines, Dubuque, Iowa City and Waterloo/Cedar Falls.
- Twin Cities - Minneapolis/St. Paul/Bloomington, MN - WI.
- Denver - Denver/Aurora, Colorado.

Note: Banking offices, deposits ($ Millions) and loans ($ Millions) as of June 30, 2024. Deposit balance excludes brokered time deposits of $196.0 million.

10

11 Premium Deposit Franchise Q2 Cost of Total Deposits MOFG 2.11% Peer Median(1) 2.32% $29K Average Account Size 73% Insured / Collateralized 88% Core Deposits(2) 99% of Accounts Have Balance Under $250K Financial Information as of June 30, 2024. (1) Peers include banks with $4B - $10B in assets traded on NASDAQ and NYSE exchanges; excludes merger targets. Peer data as of June 30, 2024 per S&P Capital IQ Pro. (2) Defined as total deposits excluding brokered deposits and time deposits over $250K. Noninterest bearing 16% Interest checking 24% Money market 19% Savings 14% Time <$250K 15% Brokered time 4% Time >$250 8% $5.4B Total Deposits (6/30/24)

12 C&I 26% Agricultural 3% Farmland 4% Multifamily 10% Construction and dev. 8% CRE - Non OO 19% CRE - OO 12% Residential real estate 16% Consumer 2% Iowa Metro Twin Cities Denver Diversified and Granular Loan Portfolio $4.3B Loans Held For Investment (6/30/24) LTM Commercial Loan Growth in Targeted Regions Iowa 54% Twin Cities 30% Denver 16% +14% +$134 Million +13% +$139 Million +16% +$64 Million(2) Loan Portfolio by Area Geographically Balanced 5.69% Yield(1) $2.3B Iowa $1.3B Twin Cities $683M Denver Financial Information as of June 30, 2024. (1) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure. (2) Excludes $195M of commercial loans acquired in DNVB acquisition. <$459K Avg. Commercial Loan Size $25M Project Limit $40M Hold Limit

13 0.97% 0.81% 0.53% 0.24% 0.47% 0.47% 2019 2020 2021 2022 2023 Q2 2024 0.84% 1.59% 1.50% 1.28% 1.25% 1.26% 2019 2020 2021 2022 2023 Q2 2024 0.23% 0.15% (0.01%) 0.19% 0.09% 0.03% 2019 2020 2021 2022 2023 2024 YTD Strong Credit Quality Net Charge-Offs / Average Loans Nonperforming Assets / Assets Allowance For Credit Losses / Loans (1) Peers include banks with $4B - $10B in assets traded on NASDAQ and NYSE exchanges; excludes merger targets. Peer data per S&P Capital IQ Pro. (2) Through 6/30/24. 2008 – 2012 Cumulative NCOs MOFG: 1.83% Peer Median(1): 2.79% (2)

14 $ millions 2Q24 1Q24 Construction & Development $352 $404 Farmland 184 184 Multifamily 430 410 CRE Other: NOO CRE Office 157 166 OO CRE Office 85 91 Industrial and Warehouse 407 429 Retail 262 285 Hotel 113 126 Other 325 343 Total Commercial Real Estate $2,314 $2,438 NOO CRE Office 3.7% All Other Loans 96.3% High-Quality CRE Portfolio Non-Owner Occupied CRE Office Exposure (6/30/24) NOO Office Portfolio Highlights (6/30/24) CRE Portfolio Detail 237% CRE Concentration(1) 52% ADC Concentration(2) (1) CRE concentration ratio defined by regulatory agencies as (Other Property Loans + Multifamily Loans + Construction & Land Development Loans + CRE Loans not Secured by RE) / Bank Level Total Risk-Based Capital. (2) ADC concentration defined by regulatory agencies as Construction & Land Development Loans / Bank Level Total Risk-Based Capital. • $157M, 3.7% of loan portfolio (no construction) • Exposure is concentrated in suburban markets with only $25M in central business districts • Granular portfolio – only one credit greater than $20M • Limited near-term maturity risk – 86% of exposure maturing in 2026 and beyond

15 Available-for-sale Portfolio Mix (6/30/24) Held-to-maturity Portfolio Mix (6/30/24) Majority of securities purchased prior to 2022, following an influx of deposits at a time when our loan growth was challenged Cash flows for the next twelve months of approximately ~$200 million as of June 30, 2024(2) Investment Securities Yield 1.84% 1.97% 2.13% 2.27% 2.35% 2.40% 2.35% 2.36% 2.36% 2.46% 2.46% Q4 '21 Q2 '22 Q4 '22 Q2 '23 Q4 '23 Q2 '24 Municipals 50% MBS 7% CMO 43% $1,053M amortized cost Municipals 15% MBS 1% CLO 7% CMO 22% Corporate 55% $844M amortized cost 2.7 Year Duration 3.73% Yield $73M(1) Pre-Tax Loss 6.0 Year Duration 1.52% Yield $196M(1) Pre-Tax Loss (1) As of 6/30/24. (2) Based on securities maturing through 6/30/25. These assumptions may not be realized and actual results could vary materially. The Securities Portfolio Today is in a Unique Position to Be Optimized

16 Adjusted Return on Average Assets (%)(1) Net Interest Margin, Tax Equivalent (%)(1) Loan Yield, Tax Equivalent (%)(1) Loans / Deposits (%) Total Securities / Assets (%) 1.18% 0.88% 0.56% 0.46% 0.28% 0.46% 2021 2022 2023 Q4 '23 Q1 '24 Q2 '24 2.95% 2.92% 2.46% 2.22% 2.33% 2.41% 2021 2022 2023 Q4 '23 Q1 '24 Q2 '24 4.26% 4.29% 5.14% 5.34% 5.51% 5.69% 2021 2022 2023 Q4 '23 Q1 '24 Q2 '24 64% 70% 77% 77% 79% 79% 2021 2022 2023 Q4 '23 Q1 '24 Q2 '24 38% 35% 29% 29% 28% 28% 2021 2022 2023 Q4 '23 Q1 '24 Q2 '24 (1) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure. Profitability Can Improve As Assets Are Remixed

We Are Evaluating a Potential Balance Sheet Repositioning To Accelerate Profitability Improvement

1. **We are evaluating a potential repositioning of low-yielding available-for-sale securities and held-to-maturity securities**
2. **The goal of the potential transaction is to improve profitability and liquidity, increase capital and support continued growth**
3. **Any security sales would NOT be undertaken until MOFG has received the proceeds from the planned common equity offering and recognized the capital increase**
4. **Illustrative repositioning estimated to result in:**
   - ✓ Improvement in NIM and ROAA
   - ✓ Accretion to Adjusted EPS
   - ✓ Enhanced liquidity
   - ✓ Shorter duration balance sheet
   - ✓ Stronger capital generation

Potential Transaction Assumptions(1)

Potential Securities Sold: (Market Value)	~$1.0 Billion ~$350M AFS ~$700M HTM
Pre-Tax Loss:	~$160 Million May be recorded in Third Quarter 2024
Average Yield on Securities Sold:	~1.73%
WAL of Securities Sold:	~5.5 Yrs
Funding to be Paid Down: (Deleveraging)	~$420 Million(2)
Securities to be Reinvested:	~$616 Million @ Assumed 4.54%(3)

MidWestOne FINANCIAL GROUP, INC.

(1) Actual amounts and terms may vary depending on market conditions and execution.
(2) Represents $405.0 million of Federal Reserve Bank Term Funding Program borrowings and $13.0 million of accrued interest.
(3) Based on current market rates, we estimate the new securities would have an estimated aggregate yield of 4.54%, but the actual yield will depend on market conditions at the time of purchase.

17

Potential Repositioning Accelerates Profitability…

Adjusted Return on Assets[1]


0.46%
0.90%
Q2 '24 (three months ended)
Illustrative for Securities Reposition + Common (2)

Net Interest Margin (TE)[1]


2.41%
3.18%
Q2 '24 (three months ended)
Illustrative for Securities Reposition + Common (2)

Net Interest Income (TE) ($M)[1]


$38
$46
Q2 '24 (three months ended)
Illustrative for Securities Reposition + Common (2)

Adjusted Earnings Per Share[1]


$0.48
$0.73
Q2 '24 (three months ended)
Illustrative for Securities Reposition + Common (2)

6/30/24 Tangible Book Value Per Share[1]


$28.27
$20.61
Current HTM Adj. TBV: $19.01(3)
6/30/24
Illustrative for Securities Reposition + Common (2)

(1) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure.
(2) Impact is presented for illustrative purposes only and is subject to change based upon actual results of repositioning transaction. Illustrative data reflects the sale of approximately $1B of securities at a $160M pre-tax loss, repositioning into securities at an assumed 4.54% pre-tax yield, raising $100M of common equity at $29.87 (MOFG market price as of 9/19/24) and paying down funding of $420M with an assumed average rate of 4.47%. There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations.
(3) Calculated as reported tangible common equity less after-tax HTM loss of $146M divided by shares outstanding.

18

19 28% 21% 6/30/24 Illustrative for Securities Reposition + Common 99% 79% 6/30/24 Illustrative for Securities Reposition + Common … And Strengthens The Balance Sheet Loans + HTM / Deposits Securities / Assets TCE / TA(2) CET1 Total RBC 6.9% 6.6% 6/30/24 Illustrative for Securities Reposition + Common 9.6% 9.7% 6/30/24 Illustrative for Securities Reposition + Common 12.6% 13.0% 6/30/24 Illustrative for Securities Reposition + Common (1) Impact is presented for illustrative purposes only and is subject to change based upon actual results of repositioning transaction. Illustrative data reflects the sale of approximately $1B of securities at a $160M pre-tax loss, repositioning into securities at an assumed 4.54% pre-tax yield, raising $100M of common equity at $29.87 (MOFG market price as of 9/19/24) and paying down funding of $420M with an assumed average rate of 4.47%. Assumes securities sold have an average risk weighting of 45% and securities purchased have an average risk weighting of 20%. There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations. (2) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure. (1) (1) (1) (1) (1)

20 Investment Thesis: A Transformed MOFG Granular, low-cost core deposit base Diversified revenue streams Strong credit quality and disciplined underwriting Foundation to support profitable, organic growth Attractive valuation Experienced executive team, aligned with board of directors, and focused on delivering for stakeholders

21 Appendix

Historical Financial Performance

($M except per share data)	Year Ended December 31,					Quarter Ended,			
	2019	2020	2021	2022	2023	9/30/23	12/31/23	3/31/24	6/30/24
Balance Sheet:									
Total Assets	$4,654	$5,557	$6,025	$6,578	$6,428	$6,468	$6,428	$6,748	$6,582
Gross Loans	$3,451	$3,482	$3,245	$3,841	$4,127	$4,066	$4,127	$4,415	$4,287
Deposits	$3,729	$4,547	$5,115	$5,469	$5,396	$5,363	$5,396	$5,585	$5,412
Loans / Deposits	93%	77%	63%	70%	76%	76%	76%	79%	79%
Tangible Common Equity(1)	$385	$428	$445	$400	$438	$417	$438	$427	$446
Profitability:									
Adjusted Net Income(1)	$50.8	$39.5	$68.4	$54.9	$36.1	$8.9	$7.5	$4.6	$7.6
Adjusted Return on Average Assets(1)	1.21%	0.77%	1.18%	0.88%	0.56%	0.54%	0.46%	0.28%	0.46%
Net Interest Margin (TE)(1)	3.82%	3.30%	2.95%	2.92%	2.46%	2.35%	2.22%	2.33%	2.41%
Loan Yield (TE)(1)	5.22%	4.53%	4.26%	4.29%	5.14%	5.19%	5.34%	5.51%	5.69%
Cost of Total Deposits	0.89%	0.57%	0.27%	0.38%	1.57%	1.71%	1.98%	2.03%	2.11%
Efficiency Ratio (TE)(1)	58%	57%	55%	57%	67%	66%	70%	71%	56%
Asset Quality:									
NPAs & 90+ PD / Assets	0.97%	0.81%	0.53%	0.24%	0.47%	0.45%	0.47%	0.49%	0.47%
ACL / Total Loans	0.84%	1.59%	1.50%	1.28%	1.25%	1.27%	1.25%	1.27%	1.26%
NCOs / Avg. Loans	0.23%	0.15%	(0.01%)	0.19%	0.09%	0.04%	0.20%	0.02%	0.05%
Capital Ratios:									
TCE Ratio(1)	8.5%	7.8%	7.5%	6.2%	6.9%	6.5%	6.9%	6.4%	6.9%
Leverage Ratio	9.5%	8.5%	8.7%	8.4%	8.6%	8.6%	8.6%	8.2%	8.3%
CET1 Ratio	9.5%	9.7%	9.9%	9.3%	9.6%	9.5%	9.6%	9.0%	9.6%
Tier 1 Capital Ratio	10.5%	10.7%	10.8%	10.1%	10.4%	10.3%	10.4%	9.8%	10.4%
Total Capital Ratio	11.3%	13.4%	13.1%	12.1%	12.5%	12.5%	12.5%	12.0%	12.6%
Per Share & Dividends									
Tangible Book Value Per Share(1)	$23.81	$26.69	$28.40	$25.60	$27.90	$26.60	$27.90	$27.14	$28.27
Diluted Earnings Per Share	$2.93	$0.41	$4.37	$3.87	$1.33	$0.58	$0.17	$0.21	$1.00
Adjusted Diluted Earnings Per Share(1)	$3.41	$2.45	$4.30	$3.49	$2.29	$0.56	$0.48	$0.29	$0.48
Dividends Paid Per Share	$0.81	$0.88	$0.90	$0.95	$0.97	$0.24	$0.24	$0.24	$0.24

(1) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure.

MidWestOne FINANCIAL GROUP, INC.
22

Review of Securities Portfolio Accounting Treatment

- Available-for-sale (AFS) securities are carried at fair value with unrealized gains and losses reported as net increases or decreases to accumulated other comprehensive income (AOCI). AOCI is reflected in GAAP equity capital, but is **NOT** reflected in regulatory capital (AOCI opt-out election).
- Held-to-maturity (HTM) securities are carried at amortized cost, which means there are no fair value implications for both GAAP and regulatory capital.
- If any HTM securities are sold, the remaining HTM securities must be reclassified as AFS and the unrealized loss must be recognized in GAAP capital but will have no immediate impact to regulatory capital due to the "opt-out."

Tangible Common Equity ($M)(1)(2)



$446
$94
$106
$40
$0
$394
Tangible Common Equity @ 6/30
Issuance of $100M of Common Equity
Impact of Selling Portion of HTM
Impact of Reclassifying Remaining HTM to AFS
Impact of Selling AFS Securities
Illustrative Tangible Common Equity

CET1 Capital ($M)(1)



$512
$94
$0
$106
$20
$480
CET1 Capital @ 6/30
Issuance of $100M of Common Equity
Impact of Reclassifying HTM to AFS
Impact of Selling Portion of HTM
Impact of Selling Portion of AFS
Illustrative CET1 Capital

(1) Assumes a $185M pre-tax loss on total HTM portfolio, $135M pre-tax loss on HTM securities sold and $25M pre-tax loss on AFS securities sold based on market pricing as of 9/5/24. Assumes 21% tax rate for illustrative purposes. There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations.

(2) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure.

MidWestOne FINANCIAL GROUP, INC.

23

24 Three Months Ended 6/30/24 $ (mm) Shares (mm) Per Share Adjusted Net Income(1) $7.6 15.8 $0.48 Net of Tax Adjustments @ 21%: Less: Foregone Securities Interest @ 1.73% Yield ($3.6) Add: Reduction in Borrowings Interest Expense @ 4.47% Cost 3.7 Add: Reinvested Securities Interest @ 4.54% Yield 5.5 Add: Interest Income on Net Offering Proceeds @ 4.50% Yield 0.8 Total Adjustments $6.4 3.3 Illustrative Net Income for Securities Reposition + Common(2) $14.0 19.1 $0.73 Earnings Per Share Non-GAAP Reconciliation Illustrated for Securities Repositioning + Common There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations. (1) Non-GAAP measure. See the Non-GAAP measures section for a reconciliation of the most directly comparable GAAP measure. (2) An after-tax loss of $126M would be recorded in the quarter of sale, which is excluded from the figures above.

25 Dollars in millions For The Three Months Ended Illustrative Return on Average Assets for Securities Reposition + Common 6/30/24 Illustrative Net Income for Securities Reposition + Common(1) $14.0 A Average Assets $6,714 Add: Net Offering Proceeds Received 94 Less: Carrying Value of Securities Sold (1,186) Add: After-tax Proceeds From Securities Sale (@ 21%) 1,079 Less: Market Value Adjustment on HTM Securities Transferred to AFS (after-tax @ 21%) (40) Less: Proceeds from Securities Repositioning Used to Pay Down Funding (420) Less: Securities Purchased (616) Add: Market Value of Securities Purchased 616 Adjusted Average Assets $6,241 $6,241 B Illustrative Return on Average Assets for Securities Reposition + Common 0.90% A / B * 4 Return on Average Assets Non-GAAP Reconciliation Illustrated for Securities Repositioning + Common There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations. (1) See page 24 for reconciliation.

26 Dollars in millions For The Three Months Ended Adjusted Net Interest Income (TE) 6/30/24 Net Interest Income (TE) $37.7 Adjustments Less: Foregone Securities Interest @ 1.73% Yield ($4.5) Add: Reduction in Borrowings Interest Expense @ 4.47% Cost 4.7 Add: Reinvested Securities Interest @ 4.54% Yield 7.0 Add: Interest Income on Net Offering Proceeds @ 4.50% Yield 1.1 Total Adjustments $8.3 $8.3 Adjusted Net Interest Income (TE) $46.0 A Adjusted Average Interest Earning Assets Average interest earning assets $6,282 Adjustments Add: Net Offering Proceeds Received $94 Less: Carrying Value of Securities Sold (1,186) Add: After-tax Proceeds From Securities Sale (@ 21%) 1,079 Less: Market Value Adjustment on HTM Securities Transferred to AFS (after-tax @ 21%) (40) Less: Proceeds from Securities Repositioning Used to Pay Down Funding (420) Less: Securities Purchased (616) Add: Market Value of Securities Purchased 616 Total Adjustments ($473) ($473) Adjusted average interest earning assets $5,810 B Adjusted net interest margin (TE) 3.18% A / B * 4 Net Interest Income and Net Interest Margin Non-GAAP Reconciliation Illustrated for Securities Repositioning + Common There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations.

Ample Sources of Liquidity

Additional Sources of Bank Funding

$ millions Type	Amount Outstanding	Additional Availability
Cash & Fed Funds Sold		$66
Unpledged Securities		466
FHLB Advances	4	861
Federal Reserve Discount Window Borrowings	-	414
Federal Funds Lines	-	135
BTFP Funding	405	-
Brokered Deposit Capacity	196	1,000+
Total	**$605**	**$2,942**

Holding Company Detail

$ millions Type	Amount Outstanding	Additional Availability
Cash & Due from Banks		$8
Interest Bearing Balances		1
Long-term Debt Outstanding to Unaffiliated Bank	8	-
Line of Credit	-	25
Trust Preferred	42	-
Subordinated Debt	64	-
Total	**$114**	**$34**

~$3B in Additional Available Liquidity

- ✓ **Significant liquidity position to manage the current environment**
- ✓ **Total available liquidity exceeds (150%+) estimated uninsured deposit balances**
- ✓ **Granular deposit base ($29k average account size) provides additional stability**
- ✓ **Projected securities portfolio cash flows of ~$200M over the next twelve months offers added benefit**

MidWestOne FINANCIAL GROUP, INC.

Financial data as of June 30, 2024

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28 Non-GAAP Financial Measures

Non-GAAP Financial Measures

Tangible Common Equity / Tangible Book Value per Share / Tangible Common Equity Ratio	12/31/19	12/31/20	12/31/21	12/31/22	9/30/23	12/31/23	3/31/24	6/30/24
	dollars in thousands							
Total shareholders' equity	$508,982	$515,250	$527,475	$492,793	$505,411	$524,378	$528,040	$543,286
Intangible assets, net	(124,136)	(87,719)	(82,362)	(92,792)	(87,987)	(86,546)	(100,649)	(97,327)
Tangible common equity	$384,846	$427,531	$445,113	$400,001	$417,424	$437,832	$427,391	$445,959
Total assets	$4,653,573	$5,556,648	$6,025,128	$6,577,876	$6,467,818	$6,427,540	$6,748,015	$6,581,658
Intangible assets, net	(124,136)	(87,719)	(82,362)	(92,792)	(87,987)	(86,546)	(100,649)	(97,327)
Tangible assets	$4,529,437	$5,468,929	$5,942,766	$6,485,084	$6,379,831	$6,340,994	$6,647,366	$6,484,331
Book value per share	$31.49	$32.17	$33.66	$31.54	$32.21	$33.41	$33.53	$34.44
Tangible book value per share[(1)]	$23.81	$26.69	$28.40	$25.60	$26.60	$27.90	$27.14	$28.27
Shares outstanding	16,162,176	16,016,780	15,671,147	15,623,977	15,691,738	15,694,306	15,750,471	15,773,468
Tangible common equity ratio[(2)]	8.50%	7.82%	7.49%	6.17%	6.54%	6.90%	6.43%	6.88%

(1) Tangible common equity divided by shares outstanding.

(2) Tangible common equity divided by tangible assets.

Efficiency Ratio	For the Year Ended					For the Three Months Ended			
	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	9/30/23	12/31/23	3/31/24	6/30/24
	dollars in thousands								
Total noninterest expense	$117,535	$149,893	$116,592	$132,788	$131,913	$31,544	$32,131	$35,565	$35,761
Amortization of intangibles	(5,906)	(6,976)	(5,357)	(6,069)	(6,247)	(1,460)	(1,441)	(1,637)	(1,593)
Merger-related expenses	(9,130)	(61)	(224)	(2,201)	(392)	(11)	(245)	(1,314)	(854)
Goodwill Impairment	0	(31,500)	0	0	0	0	0	0	0
Noninterest expense used for efficiency ratio	$102,499	$111,356	$111,011	$124,518	$125,274	$30,073	$30,445	$32,614	$33,314
Net interest income, tax equivalent [(1)]	$146,916	$157,196	$160,907	$171,274	$148,995	$35,742	$33,833	$36,038	$37,662
Noninterest income	31,246	38,620	42,453	47,519	18,423	9,861	3,862	9,750	21,554
Investment securities (losses) gains, net	90	184	242	271	(18,789)	79	(5,696)	36	33
Net revenues used for efficiency ratio	$178,072	$195,632	$203,118	$218,522	$186,207	$45,524	$43,391	$45,752	$59,183
Efficiency Ratio	57.56%	56.92%	54.65%	56.98%	67.28%	66.06%	70.16%	71.28%	56.29%

(1) The federal statutory tax rate utilized was 21%.

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Non-GAAP Financial Measures

Net Interest Margin, Tax Equivalent									
	For the Year Ended					For the Three Months Ended			
	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	9/30/23	12/31/23	3/31/24	6/30/24
	dollars in thousands								
Net interest Income	$143,650	$152,964	$156,281	$166,358	$144,172	$34,575	$32,559	$34,731	$36,347
Tax equivalent adjustments:									
Loans [(1)]	1,785	2,096	2,105	2,507	3,010	735	846	920	938
Securities [(1)]	1,481	2,136	2,521	2,409	1,813	432	428	387	377
Net Interest Income, tax equivalent	$146,916	$157,196	$160,907	$171,274	$148,995	$35,742	$33,833	$36,038	$37,662
Average interest earning assets	$3,848,275	$4,765,154	$5,455,778	$5,859,160	$6,055,994	$6,032,636	$6,035,122	$6,215,160	$6,282,494
Net interest margin, tax equivalent [(2)]	3.82%	3.30%	2.95%	2.92%	2.46%	2.35%	2.22%	2.33%	2.41%

(1) The federal statutory tax rate utilized w as 21%.

(2) Annualized tax equivalent net interest income divided by average interest earning assets.

Loan Yield, Tax Equivalent									
	For the Year Ended					For the Three Months Ended			
	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	9/30/23	12/31/23	3/31/24	6/30/24
	dollars in thousands								
Loan interest income, including fees	$163,163	$158,656	$141,036	$148,284	$202,179	$51,870	$54,093	$57,947	$61,643
Tax equivalent adjustment [(1)]	1,785	2,096	2,105	2,507	3,010	735	846	920	938
Tax equivalent loan interest income	$164,948	$160,752	$143,141	$150,791	$205,189	$52,605	$54,939	$58,867	$62,581
Yield on loans, tax equivalent [(2)]	5.22%	4.53%	4.26%	4.29%	5.14%	5.19%	5.34%	5.51%	5.69%
Average Loans	$3,157,127	$3,551,945	$3,362,488	$3,511,192	$3,993,389	$4,019,852	$4,080,243	$4,298,216	$4,419,697

(1) The federal statutory tax rate utilized w as 21%.

(2) Annualized tax equivalent loan interest income divided by average loans.

MidWestOne FINANCIAL GROUP, INC.

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Non-GAAP Financial Measures

Adjusted Net Income / Adjusted Return on Average Assets / Adjusted Diluted Earnings Per Share									
	For the Year Ended					For the Three Months Ended			
	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	9/30/23	12/31/23	3/31/24	6/30/24
	dollars in thousands								
Net income	$43,630	$6,623	$69,486	$60,835	$20,859	$9,138	$2,730	$3,269	$15,819
Realized gain on securities, net of tax [(1)]	(71)	(145)	(191)	(214)	14,843	(62)	4,500	(28)	(26)
Merger-related expenses, net of tax [(1)]	7,213	48	177	1,739	310	9	194	1,038	675
Goodw ill impairment	0	31,500	0	0	0	0	0	0	0
MSR Adjustment, net of tax [(1)]	833	1,492	(1,102)	(4,523)	70	(224)	83	291	(102)
Gain on sale of Insurance assets, net of tax [(1)]	(850)	0	0	0	0	0	0	0	0
IOFB bargain purchase gain, net of tax [(1)]	0	0	0	(2,978)	0	0	0	0	0
Gain on branch sale, net of tax [(1)]	0	0	0	0	0	0	0	0	(8,734)
Adjusted Net Income	$50,755	$39,518	$68,370	$54,859	$36,082	$8,861	$7,507	$4,570	$7,632
Adjusted Return on Average Assets	1.21%	0.77%	1.18%	0.88%	0.56%	0.54%	0.46%	0.28%	0.46%
Average Assets	$4,201,040	$5,135,841	$5,780,556	$6,244,284	$6,475,360	$6,452,815	$6,459,705	$6,635,379	$6,713,573
Adjusted Diluted Earnings Per Share	$3.41	$2.45	$4.30	$3.49	$2.29	$0.56	$0.48	$0.29	$0.48
Average Diluted Shares	14,884,933	16,110,296	15,905,035	15,700,607	15,724,842	15,711,137	15,756,082	15,773,521	15,780,935

(1) The federal statutory tax rate utilized w as 21%.

MidWestOne FINANCIAL GROUP, INC.

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